Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-61402) and related Prospectus of Storage Engine, Inc. (formerly known as ECCS, Inc.) for the registration of up to 2,975,000 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2000, except for Note 12 as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of Storage Engine, Inc. at December 31, 1999 and for the years ended December 31, 1999 and 1998 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
November 6, 2001